EXHIBIT 99.1

FOR IMMEDIATE RELEASE

June 25, 2004

Contact:

Daryl G. Byrd, President and CEO, (337) 521-4003

John R. Davis, Senior Executive Vice President, (337) 521-4005

IBERIABANK Corporation Announces Completion of Stock

Repurchase Program and Authorizes New Stock Repurchase Program

Lafayette, Louisiana – IBERIABANK Corporation (NASDAQ: IBKC), the holding company for the 117-year-old IBERIABANK (http://www.iberiabank.com), announced today that it successfully completed its stock repurchase program previously announced on September 17, 2003. Under this recently completed program, the Company repurchased a total of 300,000 shares of common stock, or approximately 4% of its outstanding shares, at an average cost of $58.05 per share. During the second quarter of 2004, the Company acquired 216,200 shares at an average cost of $57.64 per share.

New Stock Repurchase Program

The Board of Directors of the Company has authorized the repurchase of up to 175,000 shares of the Company’s outstanding common stock. This new repurchase authorization equates to approximately 2.5% of total shares outstanding. Stock repurchases under this new program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. Consistent with prior share repurchase programs, the Company currently anticipates the new share repurchase program will be completed within approximately a one-year time frame.

“We are delighted to announce the successful completion of the share repurchase program that was authorized nine months ago,” stated Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation. “The new program announced today deploys excess capital raised in association with the Alliance Bank acquisition completed during the first quarter of 2004,” continued Byrd.

At March 31, 2004, IBERIABANK Corporation had assets of $2.3 billion, shareholders’ equity of $217 million and a Tier 1 Leverage capital ratio of 7.86%. The Company’s common stock trades on the NASDAQ Stock Market under the symbol “IBKC”.

IBERIABANK operates full service offices in Monroe, New Orleans, Shreveport, Baton Rouge, and the Acadiana region of Louisiana. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.

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